Exhibit 10.38

FIRST AMENDMENT

TO THE

BANK OF HAMPTON ROADS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS FIRST AMENDMENT (“Amendment”) to the Bank of Hampton Roads, Inc. Supplemental Executive Retirement Plan (“Plan”) made effective as of the 30th day of December 2008 by Bank of Hampton Roads, Inc. (“Corporation”). All capitalized terms in this Amendment not otherwise defined shall have their respective meanings under the Plan.

WHEREAS, the Corporation wishes to amend and conform the written terms of the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and

WHEREAS, the Plan has operated in good faith compliance with the requirements of Section 409A of the Code for periods starting January 1, 2005 and through the effective date of this Amendment,

NOW, THEREFORE, the Corporation hereby adopts this Amendment upon the following terms and conditions:

1. The definition of Change in Control in Section 2(e) shall be replaced in its entirety with the following definition:

Change in Control means (a) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of the Parent Corporation that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent Corporation, (b) the date any one person, or more than one person, acting as a group, acquires (or has acquired ownership during the 12 month period ending on the date of the most recent acquisition by such person) ownership of stock of the Parent Corporation possessing 30% or more of the total voting power of the stock, or (c) the date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

2. The definition of Specified Employee is added as Section 2(l) as follows:

Specified Employee A Specified Employee means an employee who, as of December 31 of any Plan Year, satisfies the requirements of Code Section 416(i) (without regard to Code section 416(i)(5)). Such employee will be considered a Specified Employee for purposes of the Plan for the 12-month period commencing on the next following April 1; provided, however, that an employee will not be considered a Specified Employee unless at the time of his or her termination of employment, the Corporation is a public company pursuant to Code section 409A.

3. The definition of Parent Corporation is added as Section 2(m) as follows:

Parent Corporation. Hampton Roads Bankshares, Inc., a Virginia corporation.

4. Section 6(f) is added as follows:

(f) Specified Employee. In the case of Participant who is a Specified Employee on his termination of employment and with respect to any payments payable upon termination of employment, the lump sum shall be made, or installments payments shall commence, on the first day of the month following the six-month anniversary of the Participant’s termination of employment. In the case of installment payments to a Specified Employee, the first payment shall include a “catch-up” amount equal to the sum of payments that would have been made to the Participant during the period preceding the first payment date if no 6-month delay had applied.

WITNESS the signature of the undersigned officer of Bank of Hampton Roads, Inc.

BANK OF HAMPTON ROADS, INC.

Date Signed